Exhibit 99.1

<Letter to Shareholders>

<Letterhead of Capital Bancorp, Inc.>

R. Rick Hart, Chairman

May 25, 2005

Dear Shareholder:

     I wanted to write to you as a follow up to this year’s Annual Meeting of Shareholders. At the Annual Meeting, we had a question and answer session, and through this letter I want to acquaint you with some of the topics of discussion. Though first, let me thank you for the continued support that you have shown to me and to the Board. Both my re-election and the proposed Employee Stock Purchase Plan were overwhelmingly approved by the Shareholders.

     Your Bank is growing rapidly. We have been fortunate enough over the years to hire and retain some outstanding and experienced bankers. As a result, we are now booking loans at a very impressive pace. Your management regards this as an outstanding development, one that we believe bodes well for the future. At the same time, we continue to be dedicated to quality growth, so we are being as careful as ever in analyzing loan requests before we make the loan.

     Surging growth is a sign, we think, of the maturity of our Bank and the quality of our lenders and outstanding team of bankers. Of course, growth presents many excellent challenges! We have given a lot of thought to these matters. The following issues, among others, relate to our growth.

     First, community banks like ours achieve growth through quality service. Quality service flows from experienced, service-oriented banking professionals. To attain the growth we want, we have had to hire, retain, and support an outstanding lending staff. We have also had to expand into new space at 1808 West End, where we have moved many members of our team. In addition, to fund the new loans, we have had to bid for deposits and acquire new deposits and funding sources, which have also added to our costs. Right now, we have a tremendous need to generate deposits and we are working diligently to provide incentives for Bank employees to bring in deposits. Finally, to enhance our ability to better serve existing customers, and to reach new customers, we have made the decision to expand more extensively into Williamson County. We are looking at adding up to three new offices there in the near future.

     All of these expansion efforts increase costs and the relative percentage of non-earning assets to total assets. In addition, the added expenses related to acquiring deposits and other funding sources further increase expenses and also result in some narrowing in our net interest margin. Consequently, even though total earnings may increase, we expect to see a near term reduction in net interest margin and net earnings on a fully diluted basis per share. We expect that, as we grow, and as the percentage of earning assets returns to customary operating levels for our Bank, our earnings will rebound to the robust levels that we seek.

     A few years ago, we decided to expand our branch system, and the same type of thing happened. Initially, the investment in people and branches increased the percentage of non-earning assets and acted as a drag on net earnings. However, once we had absorbed the costs of this expansion, we began to reap the rewards of added loans and deposits, and our growth and earnings returned to higher levels. We expect that this will recur. We anticipate that our near-term earnings will reflect the additional expenses of rapid growth, but in the long term we believe that our earnings level will benefit substantially from the growth.

     I have included with this letter a copy of two charts that will help you visualize the impact of our prior branch investments and subsequent growth. Although we cannot predict the future, we believe that the pattern indicated in the charts may repeat. Your Board and management believe that the investment in the future is worth the expense. Our advisers have indicated to us that if we make these kinds of investments, your Bank should be an even more valuable franchise in the future than it is today. After studying various strategies, based on today’s circumstances, we believe that the long-term growth strategy is preferable to a short-term approach.

     We received several questions at the Annual Meeting that addressed the question of outside interest in acquiring or partnering with your Company. We have been approached informally, on occasion, by bank holding companies and investment bankers as to our interest in selling the Bank. Frankly, we are always willing to listen, but we make it clear that we have a long-term strategy to execute, and that we are committed to that strategy. Again, as noted above, we have been advised that it would not likely be in the best interests of all of the Shareholders to sell the Company at this time. Your Board and management concur in that assessment.

     At present, we plan to issue approximately $10 million in trust preferred as long-term capital. This capital will principally be invested in the Bank. We believe that this method of raising capital is useful and cost effective as a component of capital. This type of capitalization is also beneficial in that it does not result in issuing any more common shares, and thus is less dilutive in some ways than other types of capital. As we continue to grow, we may issue additional trust preferred or we may use other types of capital instruments.

     In closing, let me summarize by saying that your Board and management have developed a long-term plan. We have been and are continuing to implement that strategy. We currently intend to invest in rapid growth and in the opportunities that we see in the highly attractive, highly competitive Williamson County market. In the near term, we expect to pay a price in somewhat reduced per share net earnings, but we think that the growth will pay great dividends over the next five years. We believe that Capital Bank & Trust Company, as an independent, community bank, will be an even more valuable franchise in five years than it is today.

     I want to thank you again for your continued support. We appreciate your investment and the fact that many of you are also our customers. Right now, we need especially for you to send us your deposits and to send us your friends and colleagues. Deposits, deposits, deposits to support the growth of your Bank!

     Please visit us when you are in the area. Our doors are always open.

Sincerely,

/s/ R. Rick Hart

R. Rick Hart, Chairman

Enclosures (As noted above)

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Statements in this Letter to Shareholders that are not statements of historical or current fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms believes, belief, expects, intends, anticipates or plans to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission. The following important factors affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements: Changes in interest rates, further declines or upward trends in the local, regional, state and national economies, as well as the effects of future government fiscal and monetary policies, and the Bank’s ability to attract stable low-cost deposits and to make quality and profitable loans, among other things, are all factors that can have a material impact on the Company’s ability to achieve favorable results. To these must be added other risks previously and hereafter identified from time to time in the Company’s reports to the Securities and Exchange Commission and in public announcements. In addition, all numbers are unaudited and quarterly results are subject to adjustment in the ordinary course of business. The Company undertakes no obligation to correct or update this information.

Capital Bancorp, Inc. is a registered bank holding company headquartered in Nashville, Tennessee. It offers extensive and service-intensive financial products and services through its subsidiary Capital Bank & Trust Company, which operates six full-service banking offices in Davidson and Sumner Counties, in Tennessee, including West End, Downtown, Green Hills, Goodlettsville, Hendersonville, and Hermitage. Capital Bank & Trust Company also operates a loan production office in Brentwood, Tennessee. For additional information about the Company and the Bank, please visit the Bank’s website at www.capitalbk.com.

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Attachments

Record Growth (In Thousands) $400,000 $350,000 $300,000 $250,000 $200,000 $150,000 $100,000 $50,000 $0 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 Loans Deposits Assets 374,100 280,000 289,300

Shareholder Return

5-Year Cumulative Total Return
250
200
150
100
50
0
12/99
12/00
12/01
12/02
12/03
12/04
Capital Bancorp, Inc.**
Russell 2000
NASDAQ Bank

* $100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31. ** Per share data has been adjusted to reflect a 2-for-1 split which occurred effective July 30, 2004. Capital Bancorp, Inc.** 0 50 100 150 200 250 12/99 12/00 12/01 12/02 12/03 12/04 Russell 2000 NASDAQ Bank Shareholder Return 5-Year Cumulative Total Return